CatchMark Acquires Timberlands in SW Louisiana for $38.5 Million
ATLANTA - November 3, 2014 - CatchMark Timber Trust, Inc. (NYSE: CTT) announced today the purchase of approximately 21,300 acres of timberlands (known as the Beauregard properties) located in Southwest Louisiana from Hancock Natural Resource Group for $38.5 million.
Year-to-date CatchMark has acquired approximately 121,500 acres of prime timberland throughout the Southern fiber basket, expanding its timberland holdings by 44% and increasing its projected annual harvest volume in the range of 49% to 55% or 540,000 to 590,000 tons. The acquisitions have been in keeping with a company strategy for enhancing long-term value for shareholders and providing durable earnings to grow its dividend by increasing harvest volumes and improving product mix.
Beauregard transaction highlights include:

•
Acquisition of approximately 947,000 tons of merchantable timber inventory and enhancement of the company’s overall product mix - the Beauregard inventory comprises 76% convertible pine upland acres and 65% sawtimber by tons.

•	High stocking of approximately 44 tons per merchantable acre.

•	Addition of approximately 90,000 to 100,000 tons (4.2 to 4.7 tons per acre) per year to CatchMark's harvest volumes over the next decade.

•
Location near CatchMark’s recently purchased East Texas properties (Panola) increases the company presence in locally strong mill markets, providing management and harvesting synergies with existing properties.

•	The transaction was financed through CatchMark's credit facility.
Jerry Barag, CatchMark's President and CEO, said: "This transaction is expected to be accretive to earnings during first quarter 2015. We plan to continue to actively seek excellent value in expanding our holdings of extremely high quality timberlands, meeting our objectives for increasing our earnings and dividend.”

About CatchMark
Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 397,100 acres* of timberland located in Alabama, Florida, Georgia, Louisiana, and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests.  For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.

* As of October 30, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to, we may not generate the harvest volumes from the Beauregard timberlands that we currently anticipate, the mix of timberland located on the Beauregard timberlands may be different than we currently anticipate which may impact the revenues that the timberlands will generate, as well as changes in general economic and business conditions in Alabama, Florida, Georgia, Louisiana and Texas where our timberlands are currently located, changes in timber prices and the impact on our revenues, changes in the supply of timberlands available for acquisition that meet our investment criteria, our ability to access external sources of capital and the impact that potential increases in interest rates could have on our business, and industry trends. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

###

Contacts
Investors:                                                                  Media:
Brian Davis                                                                 Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                           (203) 268-0158
info@catchmark.com                                                 marybeth@millerryanllc.com